Exhibit 99.1

FOR IMMEDIATE RELEASE

DREAMS NAMES NEW PRESIDENT FOR

FIELD OF DREAMS® FRANCHISE DIVISION

Plantation, FL – March 1, 2006: Dreams Inc., (DRMS.OB) parent company of Field of Dreams® retail stores, announced today that Jorge Salvat has been named franchise president of the popular sports memorabilia chain of stores, located in premier malls across the country since 1991. Salvat comes to Field of Dreams® with more than 25 years of experience in the franchise environment, including 10 years in senior management.

“We are pleased to welcome Jorge to the Dreams family, and believe that his experience will dovetail well with our goals for our Field of Dreams® franchise stores,” said Ross Tannenbaum, president of Dreams, Inc. “His proven success and understanding of our marketing objectives give us confidence that he is the right person to lead our stores to new heights in the next few years.” Tannenbaum noted that Field of Dreams® has 10 company-owned stores as well as 19 individually-owned franchise locations with both divisions in a growth mode. “With Jorge on board, we will be able to execute our dual-pronged strategy to expand both store types in a well considered and complementary fashion.”

Salvat spent the past six years as president and CEO of Cartoon Cuts, LP, a chain of hair salons catering expressly to children. In his tenure there, he doubled the number of stores and was responsible for a significant increase in profitability. He has extensive knowledge of the franchise business, with experience both domestically and internationally. Salvat will be responsible for overseeing the current franchise locations as well as implementing an aggressive growth plan as part of the company’s overall franchise strategy.

“I am thrilled to be in a leadership role at Field of Dreams®, with its extraordinary array of sports merchandise and memorabilia, and equally pleased to be working among the visionaries at Dreams, Inc.,” said Salvat. “This talented team has created a terrific work environment that has translated into remarkable success for Dreams and its subsidiaries, and I am fortunate to be a part of their exciting future.”

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Dreams, Inc. sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries. Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles. Field of Dreams®, its exclusively licensed franchise system, has retail stores located in 29 premier shopping malls across the country, ten of which are company-owned through Dreams Retail Corporation. The Greene Organization organizes promotional and personal appearance events for current and former athletes to Corporate America. Malcolm Farley Art features the artwork of the famous sports and celebrity artist, Malcolm Farley. FansEdge.com and ProSportsmemorabilia.com represent the leading providers of licensed sports products and autographed memorabilia via the Internet.

DREAMS, INC. TRADES PUBLICLY UNDER THE SYMBOL DRMS.OB

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.

For more information on Dreams Inc. and its subsidiaries, please visit our web sites: www.dreamscorp.com, www.mountedmemories.com, www.fieldofdreams.com, www.malcolmfarleyart.com, www.fansedge.com, www.prosportsmemorabilia.com, www.sportscases.com and www.peterose.com.